Exhibit 99.2

Script for July Sales Comments -- Thursday, August 5th, 2004

The following are comments expanding on same-store sales results for Payless ShoeSource, Inc. during the July reporting period for fiscal year 2004, the four weeks ended July 31, 2004.

Payless ShoeSource reported that corporate same-store sales decreased 6.5 percent during July 2004 versus the same four weeks of July 2003. Total company sales in July 2004 were $192.0 million dollars, versus total sales of $203.6 million in July 2003.

Our strongest categories included women's casuals and boots, boy's shoes, and children's athletics. Weaker categories included women's sandals, girl's dress and casual shoes, and men's shoes.

By region, our business was strongest in the Northeast, followed by the Northcentral, the West and the South.

The company was less promotional in the second quarter 2004 than it was in the second quarter 2003. Despite the disappointing sales performance in July, it is likely that second quarter 2004 gross margin will show improvement relative to the same period last year. We remain committed to our stated objective of 30% gross margin for fiscal 2004. To accomplish this objective, the company must achieve low-single-digit positive same store sales on a consistent basis for the remainder of the year. We will continue to focus on improved execution of our core business strategy: to be the Merchandise Authority in value-priced footwear and accessories through merchandise that is Right, Distinctive and Targeted for our customers.

Due to the possible financial impact of strategic alternatives in the second quarter, the company is precluded from providing specific earnings guidance for the period. The company intends to announce second quarter results on August 12, 2004.

At the end of July, we were operating 5,072 total stores, including 150 stores in the Central American region, 62 stores in South America and 296 stores in Canada.

This recording contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and the Form 10-Q for the quarter ending May 1, 2004, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Thank you for your interest in Payless.

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